Exhibit 99.1

Company Contact:	Edwin Lewis President, Co-Chief Executive Officer and Acting Chief Financial Officer
(310) 460-0042

FOR IMMEDIATE RELEASE

Investor Relations:	Chad A. Jacobs Brendon E.Frey
Integrated Corporate Relations (203) 222-9013

MOSSIMO, INC. REPORTS THIRD QUARTER FISCAL 2004 RESULTS

Santa Monica, California, November 11, 2004—Mossimo, Inc. (NASDAQ: MOSS) today announced financial results for the third quarter ended September 30, 2004.

Mossimo, Inc. reported third quarter 2004 net revenues of $4.9 million compared to $4.2 million for the same period last year.  The Company reported a third quarter net loss of ($125,000) compared to net earnings of $630,000 for the same period last year, and diluted loss per share of ($0.01) compared to diluted earnings per share of $0.04 for the same period last year.

Net revenues for the nine months ended September 30, 2004 were $17.4 million compared to $16.9 million in the same period last year. The company reported net earnings for the first nine months of 2004 of $2.1 million compared to net earnings of $3.9 million in the corresponding period a year ago, and diluted earnings per share of $0.13 compared to diluted earnings per share of $0.25 for the same period last year.

Edwin Lewis, Co-Chief Executive Officer and Acting Chief Financial Officer concluded, “Fiscal 2004 has been a transitional year for our company as we invested in our infrastructure, added key personnel and completed a strategic acquisition.  Looking ahead, we are optimistic about our future and committed to delivering increased value for our shareholders.”

To listen to the Mossimo prerecorded third quarter fiscal 2004 earnings call, please dial (973) 341-3080, followed by the conference identification number #5379650.  This call will be available beginning Thursday, November 11, 2004 at 4:30 pm ET and run through November 18, 2004 at 11:59 pm ET. A webcast of the call will also be available by visiting www.viavid.net.

Founded in 1987, Mossimo, Inc. is a designer, licensor and distributor of men’s, women’s, boy’s and girl’s apparel, footwear, and other fashion accessories such as jewelry, watches, handbags, and belts.

The matters discussed in this news release with respect to operations and future results, and the benefits thereof, are forward looking statements that involve risks and uncertainties, including the demand for the Company’s products in Target and Hudson’s Bay Company/Zellers stores which have not traditionally sold the Company’s products, changes in consumer demands and preferences, shifting trends in the overall retail and apparel market, competition from other lines, changes in consumer spending patterns and general economic conditions, and uncertainties generally associated with product introductions and apparel retailing.  Forward looking statements are not guarantees and involve known and unknown risks and uncertainties, any of which could cause actual results to vary materially from anticipated results. Operating results stated herein are not necessarily indicative of results that may be expected in future periods.  More information on risk factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K and 10Q, periodically filed with the S.E.C.

(Tables to Follow)

MOSSIMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	THREE MONTHS		NINE MONTHS
	ENDED SEPTEMBER 30,		ENDED SEPTEMBER 30,
	2004	2003	2004	2003
Revenue from license royalties and design service fees	$4,187	$4,176	$16,181	$16,902

Product Sales	747	—	1,197	—

Total revenues	4,934	4,176	17,378	16,902

Operating expenses:
Cost of product sales	665	—	889	—
Selling, general and administrative	4,470	3,144	13,014	10,444

Operating earnings (loss)	(201)	1,032	3,475	6,458

Interest income (expense), net	26	18	73	(4)

Earnings (loss) before income taxes	(175)	1,050	3,548	6,454

Provision for income taxes	(50)	420	1,476	2,580

Net earnings (loss)	$(125)	$630	$2,072	$3,874

Earnings (loss) per share:
Basic	$(0.01)	$0.04	$0.13	$0.25

Diluted	$(0.01)	$0.04	$0.13	$0.25

Shares used in computing earnings (loss) per share:

Basic	15,738	15,500	15,738	15,495

Diluted	15,738	15,782	15,777	15,734

MOSSIMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

(UNAUDITED)

	SEPTEMBER 30,	DECEMBER 31,
	2004	2003

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,829	$9,707
Restricted cash	—	4,585
Accounts receivable	3,554	2,007
Merchandising inventories	235	—
Deferred income taxes	2,460	3,071
Prepaid expenses and other current assets	460	282
Total current assets	16,538	19,652

Property and equipment, net	1,104	480
Deferred income taxes	5,265	6,037
Goodwill	324	—
Other assets	68	244
	$23,299	$26,413

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$305	$525
Accrued liabilities	432	1,513
Accrued commissions	347	5,251
Accrued bonuses	1,131	112
Total current liabilities	2,215	7,401

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.001; authorized shares 3,000,000; no shares issued or outstanding	—	—
Common stock, par value $.001; authorized shares 30,000,000; issued and outstanding 15,738,442 at September 30, 2004 and December 31, 2003	15	15

Additional paid-in capital	39,763	39,763
Accumulated deficit	(18,694)	(20,766)

Stockholders’ equity	21,084	19,012
	$23,299	$26,413